As filed with the Securities and Exchange Commission on June 9, 2023

Registration No. 333-238458

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Credit Suisse Group AG

(Exact Name of Registrant as Specified in its Charter)

Canton of Zurich, Switzerland	98-0215385
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Paradeplatz 8, 8001

Zurich, Switzerland

+41 44 333 1111

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Credit Suisse AG

(Exact Name of Registrant as Specified in its Charter)

Canton of Zurich, Switzerland	13-5015677
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Paradeplatz 8, 8001

Zurich, Switzerland

+41 44 333 1111

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Credit Suisse (USA), Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-1898818
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Eleven Madison Avenue

New York, New York 10010

(212) 325-2000

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Barbara Nottebohm
Acting General Counsel, Investment Bank

Credit Suisse (USA), Inc.

Eleven Madison Avenue

New York, NY 10010

(212) 325-2000

(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of Credit Suisse Group AG’s securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933:

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

Credit Suisse Group AG (“Credit Suisse Group”), Credit Suisse AG and Credit Suisse (USA), Inc. (each a “Registrant,” and collectively, the “Registrants”) are filing with the Securities and Exchange Commission (the “SEC”) this post-effective amendment (the “Post-Effective Amendment”) to deregister the ordinary shares, par value of CHF 0.04 per share, debt securities and warrants of Credit Suisse Group, and subordinated guarantees of Credit Suisse Group in connection with the guaranteed senior debt securities of Credit Suisse (USA), Inc., registered on the registration statement on Form F-3 (No. 333-238458), originally filed on May 15, 2020, as amended on June 16, 2020 (the “F-3 Registration Statement”), with the SEC.

On March 19, 2023, Credit Suisse Group and UBS Group AG entered into that certain Merger Agreement (as amended and restated on April 6, 2023 and as further amended and restated on May 22, 2023) that provides for the acquisition of Credit Suisse Group by UBS Group AG with UBS Group AG being the absorbing company which will continue to operate and Credit Suisse Group being the absorbed company which will cease to exist (the “Merger”).

In connection with the completion of the Merger, Credit Suisse Group has terminated all offerings of its securities pursuant to the above referenced F-3 Registration Statement. For the avoidance of doubt, the above referenced F-3 Registration Statement shall remain effective for, and this Post-Effective Amendment shall have no effect on, any offerings in respect of securities registered pursuant to the F-3 Registration Statement other than the securities of Credit Suisse Group, including debt securities of Credit Suisse AG, warrants of Credit Suisse AG, guarantees of Credit Suisse AG in connection with the guaranteed senior debt securities of Credit Suisse (USA), Inc. or guaranteed senior debt securities of Credit Suisse (USA), Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the F-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this June 9, 2023.

Credit Suisse Group AG

By:	/s/ Noah Lee
	Name:	Noah Lee
	Title:	Authorized Person

By:	/s/ Christopher Chadie
	Name:	Christopher Chadie
	Title:	Authorized Person

Credit Suisse AG

By:	/s/ Noah Lee
	Name:	Noah Lee
	Title:	Authorized Person

By:	/s/ Christopher Chadie
	Name:	Christopher Chadie
	Title:	Authorized Person

Credit Suisse (USA), Inc.

By:	/s/ Barbara Nottebohm
	Name:	Barbara Nottebohm
	Title:	Acting General Counsel, Investment Bank

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.